As filed with the Securities and Exchange Commission on April 21, 2005

                                                              File No. 333-87218
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.



                                    FORM S-1



             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         PHL VARIABLE INSURANCE COMPANY
                        --------------------------------
             (Exact name of registrant as specified in its charter)


          Connecticut                                                                06-1045829
-------------------------------          ----------------------------          ----------------------
(State or other jurisdiction of          (Primary Standard Industrial               (IRS Employer
incorporation or organization)            Classification Code Number)          Identification Number)



                                ONE AMERICAN ROW
                               HARTFORD, CT 06102
                                 (800) 447-4312
                        --------------------------------
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)



                              JOHN R. FLORES, ESQ.
                         PHL VARIABLE INSURANCE COMPANY
                                ONE AMERICAN ROW
                             HARTFORD, CT 06102-5056
                                 (860) 403-5127
                        --------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)




  Approximate date of commencement of proposed sale to the public: May 1, 2005




If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus herein relates to Registration Statement Numbers 333-20277 and 333-55240.

================================================================================

                MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT

                                    Issued by

                         PHL VARIABLE INSURANCE COMPANY





PROSPECTUS                                                          MAY 1, 2005





This prospectus describes a Market Value Adjusted Guaranteed Interest Account ("MVA"). The MVA is only available for use under PHL Variable Insurance Company's variable accumulation deferred annuity contracts.

The contract prospectus must accompany this prospectus. You should read the contract prospectus and keep it for future reference.

The Securities and Exchange Commission ("SEC") has not approved or disapproved these securities, nor has the SEC determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.






IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT:

[ENVELOPE]    PHL VARIABLE INSURANCE COMPANY
              ANNUITY OPERATIONS DIVISION
              PO Box 8027
              Boston, MA 02266-8027

[TELEPHONE]   Tel. 800/541-0171

                                TABLE OF CONTENTS

Heading                                                    Page
---------------------------------------------------------------

SPECIAL TERMS............................................    3
PRODUCT DESCRIPTION......................................    3
   The Nature of the Contract and the MVA................    3
   Availability of the MVA...............................    3
   The MVA...............................................    4
   Market Value Adjustment...............................    4
   Setting the Guaranteed Rate...........................    5
   Deduction of Surrender Charges on Withdrawals.........    5
INVESTMENTS BY PHL VARIABLE..............................    5
DISTRIBUTION OF CONTRACTS................................    5
FEDERAL INCOME TAXATION DISCUSSION.......................    6
ACCOUNTING PRACTICES.....................................    6
DESCRIPTION OF PHL VARIABLE .............................    6
   The Company...........................................    6
   Selected Financial Data...............................    6
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATION....................    6
   Results of Operations.................................    6
   Guaranteed Interest Account Liabilities...............    7
   Liquidity and Capital Resources.......................    7
   Segment Information...................................    7
   Reinsurance...........................................    7
   Competition...........................................    7
   Employees.............................................    8
   Regulation............................................    8
   Executive Compensation................................    8
DIRECTORS AND OFFICERS OF PHL VARIABLE...................    8
EXPERTS..................................................    8
LEGAL PROCEEDINGS........................................    8

PHL VARIABLE INSURANCE COMPANY
   FINANCIAL STATEMENTS, DECEMBER 31, 2004...............  F-1













                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Any document that is incorporated by reference is subject to change from time to time. When referring to such document you should be sure it is the latest version. Documents that have been incorporated by reference are part of the prospectus.

    We will furnish a copy of this prospectus and the contract prospectus free of charge. Also, we will furnish free of charge any statements or documents incorporated by reference when requested. Requests should be made by calling our Annuity Operations Division at 800/541-0171.

SPECIAL TERMS
-------------------------------------------------------------------------------
    As used in this prospectus, the following terms mean:

CONTRACT VALUE: Prior to the end of the guarantee period, the sum of the values under a contract of all accumulation units held in the subaccounts of the Separate Account plus the values held in the Guaranteed Interest Account and in the MVA.

CURRENT RATE: The guaranteed rate currently in effect for amounts allocated to the MVA, established from time to time for various guarantee periods.

DEATH BENEFIT: An amount payable upon the death of the annuitant or owner, as applicable, to the named beneficiary.

EXPIRATION DATE: The date on which the guarantee period ends.

GUARANTEE PERIOD: The duration for which interest accrues at the guaranteed rate on amounts allocated to the MVA.

GIA (GUARANTEED INTEREST ACCOUNT): An allocation option under which premium amounts are guaranteed to earn a fixed rate of interest. Excess interest also may be credited, in the sole discretion of PHL Variable.

GUARANTEED RATE: The effective annual interest rate we use to accrue interest on amounts allocated to the MVA for a guarantee period. Guaranteed rates are fixed at the time an amount is credited to the MVA and remain constant throughout the guarantee period.

MVA (MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT): This is an account that pays interest at a guaranteed rate if held to the end of the guarantee period. If such amounts are withdrawn, transferred or applied to an annuity option before the end of the guarantee period, a market value adjustment will be made. Assets allocated to the MVA are not part of the assets allocated to the Separate Account or our general account.

MARKET VALUE ADJUSTMENT: An adjustment is made to the amount that a contract owner receives if money is withdrawn, transferred or applied to an annuity option from the MVA before the expiration date of the guarantee period.

PHL VARIABLE (COMPANY, WE, US, OUR): PHL Variable Insurance Company.

SEPARATE ACCOUNT: PHL Variable Accumulation Account, a separate account of PHL Variable Insurance Company (see "The Nature of the Contract and the MVA" for a description of the Separate Account).


PRODUCT DESCRIPTION
-------------------------------------------------------------------------------
THE NATURE OF THE CONTRACT AND THE MVA

    The investment option described in this prospectus is an MVA available only under the variable accumulation deferred annuity contracts offered by PHL Variable. The contract is described in detail in its own prospectus. You should review the contract prospectus along with this prospectus before deciding to allocate purchase payments to the MVA.

[diamond]  The MVA currently provides two choices of interest rate Guarantee
           Periods:
           o 7 years                    o 10 years

The 3-year and 5-year MVA guarantee periods are not available options for the allocation of payment or transfer amounts for contracts purchased after July 18, 2003.

Contract owners with amounts allocated to guarantee periods purchased before, but expiring after July 18, 2003, may elect to begin a new guarantee period of the same duration.

[diamond]  Purchase payments can be allocated to one or more of the available
           MVA guarantee period options. Allocations may be made at the time you make a payment or you may transfer amounts held in the subaccounts of the Separate Account, the GIA or other available MVA guarantee periods. Generally, amounts allocated to MVA options must be for at least $1,000. We reserve the right to limit cumulative amounts allocated to the MVA during any one-week period to not more than $250,000.

[diamond]  Amounts may be transferred to or from the MVA according to the transfer rules under the contract. You may make up to six transfers per year from the MVA. (See "The Accumulation Period -- Transfers" of the Contract prospectus.)

[diamond]  Allocations that remain in the MVA until the applicable expiration date will be equal to the amount originally allocated, multiplied by its guaranteed rate, which is compounded on an annual basis.

[diamond]  A market value adjustment will be made if amounts are withdrawn, transferred or applied to an annuity option from the MVA before the expiration date. (See "The MVA.")

[diamond]  The contract provides for the accumulation of values before maturity and for the payment of annuity benefits thereafter. Since MVA values are part of the contract value, your earnings on allocations to the MVA will affect the values available at surrender or maturity. No market value adjustment will be applied to withdrawals to pay Death Benefit proceeds.

[diamond]  We may offer additional guarantee periods to certain individuals or groups of individuals who meet certain minimum premium criteria.

           We reserve the right to elaborate upon, supplement or alter the terms or arrangements associated with, or relating to, this prospectus in connection with the offering of flexible premium accumulation deferred annuity contracts utilizing market value adjusted guaranteed interest account contracts to certain institutional investors, provided that such arrangements do not materially and adversely affect the rights or interests of other investors hereunder.

AVAILABILITY OF THE MVA
    The MVA is not available in all states. For information, call our Annuity Operations Division at 800/541-0171.

THE MVA
    The MVA is available only during the accumulation phase of your contract. The MVA option currently offers different guarantee periods, which provide you with the ability to earn interest at different guaranteed rates on all or part of your contract value. Each allocation has its own guaranteed rate and expiration date. Because we change guaranteed rates periodically, amounts allocated to a guarantee period at different times will have different guaranteed rates and expiration dates. The applicable guaranteed rate, however, does not change during the guarantee period.

    We will notify you of the expiration of the guarantee period and of your available options within 30 days of the expiration date. You will have 15 days before and 15 days following the expiration date ("window period") to notify us of your election. During this window period, any withdrawals or transfers from the MVA will not be subject to a market value adjustment. Unless you elect to transfer funds to a different guarantee period, to the subaccounts of the Separate Account, to the GIA or elect to withdraw funds, we will begin another guarantee period of the same duration as the one just ended and credit interest at the current rate for that new guarantee period. If you chose a guarantee period that is no longer available or if your original guarantee period is no longer available, we will use the guarantee period with the next longest duration.

    We reserve the right, at any time, to discontinue guarantee periods or to offer guarantee periods that differ from those available at the time your contract was issued. Since guarantee periods may change, please contact us to determine the current guarantee periods being offered.

MARKET VALUE ADJUSTMENT
    Any withdrawal from the MVA will be subject to a market value adjustment unless the effective date of the withdrawal is within the window period. For this purpose, redemptions, transfers and amounts applied to an annuity option under a contract are treated as withdrawals. The market value adjustment will be applied to the amount being withdrawn after the deduction of any applicable administrative charge and before the deduction of any applicable contingent deferred sales charges (surrender charges). See the contract prospectus for a description of these charges. The market value adjustment can be positive or negative. The amount being withdrawn after application of the market value adjustment can be greater than or less than the amount withdrawn before the application of the market value adjustment.

    A market value adjustment will not be applied upon the payment of the death benefit.

    The market value adjustment will reflect the relationship between the current rate (defined below) for the amount being withdrawn and the guaranteed rate. It is also reflective of the time remaining in the applicable guarantee period. Generally, if the guaranteed rate is equal to or lower than the applicable current rate, the market value adjustment will result in a lower payment upon withdrawal. Conversely, if the guaranteed rate is higher than the applicable current rate, the market value adjustment will produce a higher payment upon withdrawal.

    The market value adjustment which is applied to the amount being withdrawn is determined by using the following formula:

    Market Value Adjustment

         = Amount x [(     1 + i     ) (n/12) -1]
                      ---------------
                      1 + j + 0.0025
    where,

    Amount, is the amount being withdrawn less any applicable administrative charges;

    i, is the guaranteed rate being credited to the amount being withdrawn;

    j, is the current rate, which is the current interest rate for new deposits with a guarantee period equal to the number of years remaining in the current guarantee period, rounded up to the next higher number of complete years;

    n, is the number of months rounded up to the next whole number from the date of the withdrawal or transfer to the end of the current guarantee period.

    If the company does not offer a guarantee period equal to the number of years remaining in the guarantee period, "j" will be determined by interpolation of the guaranteed rate for the guarantee periods then available.


EXAMPLES
    The following examples illustrate how the market value adjustment operates:

    EXAMPLE 1
    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year guarantee period. The guaranteed rate for this deposit amount is 5.50%.

    If, on January 1, 1999 (2 years after deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of market value adjustment is:

        $10,000 x (1.055)(2) = $11,130.25

    2. The current rate that would be applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 6.50%.

    3. The number of months remaining in the guarantee period (rounded up to next whole number) is 36.

    4. The market value adjustment equals $-386.43, and is calculated as follows:

    $-386.43 = $11,130.25 x [(     1 + 0.055     ) (36/12)  -1]
                              -------------------
                              1 + 0.065 + 0.0025


    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $10,743.82 ($11,130.25 - $386.43).

    EXAMPLE 2
    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year guarantee period. The guaranteed rate for this amount is 5.50%.

    If, on January 1, 1999 (2 years from deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of market value adjustment is:

       $10,000 x (1.055)(2) = $11,130.25

    2. The current rate being applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 4.50%.

    3. The number of months remaining in the guarantee period (rounded up to next whole number) is 36.

    4. The market value adjustment equals $240.79, and is calculated as follows:

    $+240.79 = $11,130.25 x [(     1 + 0.055     ) (36/12) -1]
                             --------------------
                              1 + 0.045 + 0.0025


    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $11,371.04 ($11,130.25 + $240.79).

    THE ABOVE EXAMPLES ARE HYPOTHETICAL AND ARE NOT INDICATIVE OF FUTURE OR PAST PERFORMANCE.


SETTING THE GUARANTEED RATE
    We determine guaranteed rates for current and future purchase payments, transfers or renewals. Although future guaranteed rates cannot be predicted, we guarantee that the guaranteed rate will never be less than 3% per annum.


DEDUCTION OF SURRENDER CHARGES ON WITHDRAWALS
    A market value adjustment will apply if a withdrawal is made before the expiration date and outside the window period as described above.

    Depending on your contract, a full or partial withdrawal of contract value, including amounts in the MVA, may also be subject to a surrender charge.

    Please note that other charges may also be imposed against the contract, including mortality and expense risk and administrative charges. For a more detailed explanation of any surrender charge applicable to your contract and of other applicable charges, please see the "Charges and Deductions" section of the contract prospectus.


INVESTMENTS BY PHL VARIABLE
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    Proceeds from purchases of the MVA option will be deposited into the PHL Variable Separate Account MVA1 ("Separate Account MVA1"), which is a non-unitized separate account established under Connecticut law. Contract values attributable to such proceeds are based on the interest rate we credit to MVA allocations and terms of the contract, and do not depend on the investment performance of the assets in Separate Account MVA1.

    Under Connecticut law, all income, gains or losses of Separate Account MVA1, whether realized or not, must be credited to or charged against the amounts placed in Separate Account MVA1, without regard to our other income, gains and losses. The assets of the Separate Account MVA1 may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the contracts are obligations of PHL Variable.

    There are no discreet units in Separate Account MVA1. No party with rights under any contract participates in the investment gain or loss from assets belonging to Separate Account MVA1. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account MVA1 may drop below the reserves and other liabilities it must maintain. If the Separate Account MVA1 asset value drops below the reserve and other liabilities we must maintain in relation to the contracts supported by such assets, we will transfer assets from our general account to Separate Account MVA1. Conversely, if the amount we maintain is too much, we may transfer the excess to our general account.

    In establishing guaranteed rates, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the contracts. The company's investment strategy with respect to the proceeds attributable to the contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable guarantee periods.

    Investment-grade debt instruments in which the company intends to invest the proceeds from the contracts include:

[diamond]  Securities issued by the United States government or its agencies or instrumentalities.

[diamond]  Debt securities which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

[diamond]  Other debt instruments, although not rated by Moody's or Standard &
           Poor's, are deemed by the company's management to have an investment quality comparable to securities described above.

    While the above generally describes our investment strategy with respect to the proceeds attributable to the contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.


DISTRIBUTION OF CONTRACTS
--------------------------------------------------------------------------------

    Phoenix Equity Planning Corporation ("PEPCO") acts as the principal underwriter of the contracts. PEPCO is a registered broker-dealer under the Securities Exchange Act of 1934 and is a member of the NASD. PHL Variable is an indirect, wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix"). PEPCO is an indirect, wholly owned subsidiary of The Phoenix Companies, Inc. and is an affiliate of the company and of PHL Variable.


    PEPCO enters into selling agreements with broker-dealers or entities registered under or exempt under the Securities Act of 1934 ("selling brokers"). Contracts with the MVA option are offered in states where we have received authority and the MVA and the contracts have been approved. The maximum dealer concession that a selling broker will receive for selling a contract is 7.25%.


FEDERAL INCOME TAXATION DISCUSSION
-------------------------------------------------------------------------------
    Please refer to "Federal Income Taxes" in the contract prospectus for a discussion of the income tax status of the contract.


ACCOUNTING PRACTICES
-------------------------------------------------------------------------------
    The information presented below should be read with the audited financial statements of PHL Variable and other information included elsewhere in this prospectus.

    The financial statements and other financial information included in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States.


DESCRIPTION OF PHL VARIABLE
-------------------------------------------------------------------------------
THE COMPANY

    We are PHL Variable Insurance Company ("PHL Variable") is a Connecticut stock life insurance company incorporated July 15, 1981. PHL Variable sells life insurance policies and annuity contracts through producers of affiliated distribution companies and through brokers. PHL Variable has authority to sell variable annuity contracts and life insurance products in the District of Columbia and all states except New York and Maine.

    PHL Variable is an indirect, wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix"), which is a wholly-owned subsidiary of The Phoenix Companies, Inc., a New York Stock Exchange listed company. Phoenix Home Life Mutual Insurance Company demutualized on June 25, 2001 by converting from a mutual life insurance company to a stock life insurance company, became a wholly-owned subsidiary of The Phoenix Companies and changed its name to Phoenix Life Insurance Company.

    PHL Variable's executive office is at One American Row, Hartford, Connecticut, 06102-5056.


SELECTED FINANCIAL DATA
    The following selected financial data was taken from the financial statements which can be found at the end of this prospectus. You should read the financial statements including the notes.


    The following table reflects the results of our operations for the years ended December 31, 2004, 2003, and 2002;

                                    FOR THE YEAR ENDED
                                       DECEMBER 31,
                               ------------------------------
                                 2004      2003      2002
                               --------- --------- ----------
                                      (in thousands)
Revenues:
 Premiums                      $  7,367  $  5,829  $   4,372
 Insurance and investment
  product fees                   83,300    65,529     46,915
 Net investment income          143,862   133,531     92,472
 Net realized investment
(losses) gains                    5,121       768    (16,167)
                               --------- --------- ----------
   Total revenues               239,650   205,657    127,592
                               --------- --------- ----------

Benefits and expenses:
 Policy benefits and increase
  in policy liabilities         136,760   127,311     98,915
 Amortization of deferred
  policy acquisition costs       45,027    20,040     23,182
 Other operating expenses        35,683    35,288     27,386
                               --------- --------- ----------
   Total benefits and expenses  217,470   182,639    149,483
                               --------- --------- ----------

Income (loss) before income
 taxes                           22,180    23,018    (21,891)

Income tax expense (benefit)      5,465     8,369     (8,635)
                               --------- --------- ----------
Net income                     $ 16,715  $ 14,649  $ (13,256)
                               ========= ========= ==========



MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATION
-------------------------------------------------------------------------------
RESULTS OF OPERATIONS

    Premiums increased 26% in 2004 over 2003 and 33% in 2003 over 2002 due primarily to the increase in sales from term life insurance products.

    Insurance and investment product fees increased 27% in 2004 over 2003 and 40% in 2003 over 2002 primarily due to growth in fee-based funds on deposit. In addition, in both 2004 and 2003, fee revenue from our assumed variable universal life and variable annuity blocks of business increased over the prior year.

    Net investment income increased 8% in 2004 over 2003 and 44% in 2003 over 2002 primarily due to an increase in invested assets related to the guaranteed interest account portion of our annuity business. See policy benefit discussion below for additional information on average account balances.

    Net realized investment gains (losses) increased $4,353 in 2004 over 2003 and improved to a gain of $768 thousand in 2003 from a loss of $16,167 thousand in 2002 due primarily to lower debt security impairments and higher transaction gains on both debt and equity securities.

    Policy benefits increased 7% in 2004 over 2003 primarily due to an increase in net death benefits partially offset by higher interest credited to funds on deposit. Policy benefits increased 29% in 2003 over 2002 primarily due to higher interest credited from higher average funds on deposit in the guaranteed interest account portion of our variable annuity business. The average guaranteed interest account balance for 2004, 2003 and 2002 was $1,764.8 mill, $1,874.1 million and $1,367.9 million, respectively.

    Amortization of deferred policy acquisition costs increased 125% for 2004 from 2003 primarily due to a larger block of business in force and adverse market performance.


    Amortization of deferred policy acquisition costs decreased 14% in 2003 from 2002 primarily as a result of certain annuity amortization charges in 2002, as described below, that did not recur in 2003. This decrease was partially offset by an increase in amortization for universal life and term business from the growth in life insurance inforce.


    Other operating expenses remained flat in 2004 as compared to 2003. They increased 29% in 2003 over 2002 primarily due to growth in new business.



GUARANTEED INTEREST ACCOUNT LIABILITIES

    In 1999, we began selling PHL Variable's Retirement Planner's Edge ("RPE"), a no-load variable annuity. Commissions on these sales were 1% to 1.25% per year depending on the distribution outlet. RPE was designed to attract contributions into variable sub-accounts on which we earn mortality and expense fees. In September 2002, we stopped accepting applications for RPE, although existing policyholders have the right to make subsequent cumulative gross deposits up to $1.0 million per contract. The RPE liability balances at December 31, 2004 and 2003, were $ 1,072.4 million and $1,158 million, respectively,



LIQUIDITY AND CAPITAL RESOURCES
    The company's liquidity requirements are met by anticipating and managing the timing of cash uses and sources provided from insurance operations, investing activities and capital contributions from the parent.


    The growth in sales has created a need for additional cash in order to cover the acquisition costs incurred in operating activities. These liquidity requirements are currently being met through investing activities and by capital contributed by its parent. PM Holdings made capital contributions of $19 million, $40 million and $259 million in 2004, 2003 and 2002, respectively.



SEGMENT INFORMATION
    As of the date of this prospectus, the company offers a variety of annuity and life insurance products. The annuity products include one immediate fixed annuity, one immediate variable and fixed annuity and five deferred fixed and variable annuities. The life products include four level term policies, four universal life policies and seven variable universal life policies.


REINSURANCE
    For contracts written in 1999 or before, the company has various reinsurance agreements in place related to the guaranteed death benefit on its variable deferred annuity contracts. These agreements transfer the payment obligation for the death benefit on variable deferred annuities to the reinsurer in exchange for a reinsurance premium.

    Reinsurance agreements are also in place for the term and universal life insurance products. For term insurance, these agreements transfer 90% of the life insurance benefit payment obligations to various highly rated reinsurers in exchange for a reinsurance premium. Universal life insurance was reinsured in a similar manner until mid-2002. Policies written since then are still subject to retention limits for all companies within The Phoenix Companies, Inc.

    The ceding of death benefit payments does not discharge the original insurer from its primary liability to the policyholder. The original insurer would remain liable in those situations where the reinsurer is unable to meet the obligations assumed under the reinsurance agreements. We have established strict standards that govern the placement of reinsurance and monitor the financial strength of the companies assuming our business.


COMPETITION
    The company is engaged in a business that is highly competitive due to the large number of insurance companies and other entities competing in the marketing and sale of insurance and annuity products. The company's competitors include larger and, in some cases, more highly-rated insurance companies and other financial services companies. Many competitors offer similar products, use similar distribution sources, offer less expensive products, have greater access to key distribution channels and have greater resources than us.

    Competition in our businesses is based on several factors including ratings, investment performance, access to distribution channels, service to advisors and their clients, product features, fees charged and commissions paid.

    As we continue to focus on the development of our non-affiliated distribution system, we increasingly must compete with other providers of life insurance and annuity products to attract and maintain relationships with productive distributors that have the ability to sell our products. In particular, our ability to attract distributors for our products could be adversely affected if for any reason our products became less competitive or concerns arose about our asset quality or ratings.


EMPLOYEES
    Phoenix employees perform all management and administrative functions. PHL Variable is charged for such services on a time allocation basis.


REGULATION
    PHL Variable is organized as a Connecticut stock life insurance company, and is subject to Connecticut law governing insurance companies. The company is regulated and supervised by the Connecticut Commissioner of Insurance. By March 1st of every year, an annual statement must be prepared and filed in a form prescribed by the Connecticut Insurance Department. This annual statement reports on the company's operating results for the preceding calendar year. A statement of financial condition as of December 31st of the preceding calendar year must also be prepared and filed. The Commissioner and his or her agents have the right at all times to review or examine the company's books and records. A full examination of the company's operations will be conducted periodically according to the rules and practices of the National Association of Insurance Commissioners ("NAIC"). PHL Variable is subject to the insurance laws and various federal and state securities laws and regulations and to regulatory agencies, such as the SEC and the Connecticut Banking Department, which administer those laws and regulations.

    PHL Variable can be assessed, up to prescribed limits, policyholder losses incurred by insolvent insurers under the insurance guaranty fund laws of most states. The amount of any such future assessments cannot be predicted or estimated. However, the insurance guaranty laws of most states provide for deferring payment or exempting a company from paying such an assessment if it would threaten such insurer's financial strength.

    Several states, including Connecticut, regulate insurers and their affiliates under insurance holding company laws and regulations. Such regulation is applicable to PHL Variable and its affiliates. Under such laws, intercompany transactions, such as dividend payments to parent companies and transfers of assets, may be subject to prior notice and approval, depending on factors such as the size of the transaction in relation to the financial position of the companies.

    Currently, the federal government does not directly regulate the business of insurance. However, federal legislative, regulatory and judicial decisions and initiatives often have significant effects on our business. Types of changes that are most likely to affect our business include changes to: (a) the taxation of life insurance companies; (b) the tax treatment of insurance products; (c) the securities laws, particularly as they relate to insurance and annuity products; (d) the "business of insurance" exemption from many of the provisions of the antitrust laws; and (e) any initiatives directed toward improving the solvency of insurance companies. PHL Variable would also be affected by federal initiatives that have impact on the ownership of, or investment in, United States companies by foreign companies or investors.


EXECUTIVE COMPENSATION
    All of the executive officers of PHL Variable also serve as officers of Phoenix and receive no direct compensation from PHL Variable. Allocations have been made as to the officers'

time devoted to duties as executive officers of PHL Variable. No officer or Director of PHL Variable received allocated compensation in excess of $100,000.


DIRECTORS AND OFFICERS OF PHL VARIABLE
-------------------------------------------------------------------------------

NAME                           POSITION

Michael E. Haylon              Director, Executive Vice President
                               and Chief Financial Officer
Robert E. Primmer              Director and Senior Vice President
John H. Beers                  Vice President and Secretary
Katherine P. Cody              Vice President and Treasurer
Nancy J. Engberg               Vice President and Chief
                               Compliance Officer
Phillip K. Polkinghorn         President
Tracy L. Rich                  Executive Vice President and
                               Assistant Secretary
James D. Wehr                  Senior Vice President and Chief
                               Investment Officer



EXPERTS
-------------------------------------------------------------------------------

    The financial statements of PHL Variable Insurance Company at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, 100 Pearl Street, Hartford, Connecticut, 06103, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

    Joseph P. DeCresce, Counsel, and Brian A. Giantonio, Vice President, Tax and ERISA Counsel, PHL Variable Insurance Company, Hartford, Connecticut have passed upon legal matters relating to the validity of the securities being issued. Mr. DeCresce and Mr. Giantonio also have provided advice on certain matters relating to federal securities and income tax laws about the contracts.



LEGAL PROCEEDINGS

-------------------------------------------------------------------------------
    PHL Variable, the Separate Account and PEPCO are not parties to any litigation that would have a material adverse effect upon the Separate Account or the contracts.

         PHL VARIABLE
         INSURANCE COMPANY
         (A WHOLLY-OWNED SUBSIDIARY OF PM HOLDING, INC.)
         FINANCIAL STATEMENTS
         DECEMBER 31, 2004 AND 2003

                                TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                             --------------

Report of Independent Registered Public Accounting Firm...................................................        F-3

Balance Sheet as of December 31, 2004 and 2003............................................................        F-4

Statement of Income, Comprehensive Income and Changes in Stockholder's Equity
  for the years ended December 31, 2004, 2003 and 2002....................................................        F-5

Statement of Cash Flows for the years ended December 31, 2004, 2003 and 2002..............................        F-6

Notes to Financial Statements.............................................................................     F-7 - F-18

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of PHL Variable Insurance Company:

In our opinion, the accompanying balance sheet and the related statements of income, comprehensive income and changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of PHL Variable Insurance Company (the Company) at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

Hartford, CT
March 8, 2005

                         PHL VARIABLE INSURANCE COMPANY
                                  BALANCE SHEET
                   ($ amounts in thousands, except share data)
                           DECEMBER 31, 2004 AND 2003

                                                                                                  2004             2003
                                                                                            ---------------  ---------------

ASSETS:
Available-for-sale debt securities, at fair value.......................................     $  3,075,379     $  3,087,957
Available-for-sale equity securities, at fair value.....................................              261            8,687
Policy loans, at unpaid principal balances..............................................            2,486            1,753
Other invested assets...................................................................            4,393           20,314
                                                                                            ---------------  ---------------
Total investments.......................................................................        3,082,519        3,118,711
Cash and cash equivalents...............................................................           39,598           80,972
Accrued investment income...............................................................           27,353           26,817
Deferred policy acquisition costs.......................................................          433,458          372,609
Other general account assets............................................................           37,653           23,611
Separate account assets.................................................................        2,413,571        2,010,134
                                                                                            ---------------  ---------------
TOTAL ASSETS............................................................................     $  6,034,152     $  5,632,854
                                                                                            ===============  ===============

LIABILITIES:
Policyholder deposit funds..............................................................     $  2,627,920     $  2,760,567
Policy liabilities and accruals.........................................................          350,851          235,484
Deferred income taxes...................................................................           63,402           55,926
Other general account liabilities.......................................................           30,047           42,959
Separate account liabilities............................................................        2,413,571        2,010,134
                                                                                            ---------------  ---------------
TOTAL LIABILITIES.......................................................................        5,485,791        5,105,070
                                                                                            ---------------  ---------------

STOCKHOLDER'S EQUITY:
Common stock, $5,000 par value: 1,000 shares authorized; 500 shares issued..............            2,500            2,500
Additional paid-in capital..............................................................          503,234          484,234
Retained earnings.......................................................................           32,911           16,196
Accumulated other comprehensive income..................................................            9,716           24,854
                                                                                            ---------------  ---------------
TOTAL STOCKHOLDER'S EQUITY..............................................................          548,361          527,784
                                                                                            ---------------  ---------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..............................................     $  6,034,152     $  5,632,854
                                                                                            ===============  ===============

The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
  STATEMENT OF INCOME, COMPREHENSIVE INCOME AND CHANGES IN STOCKHOLDER'S EQUITY
                            ($ amounts in thousands)
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                                 2004             2003             2002
                                                                           ---------------  ---------------  ---------------
 REVENUES:
 Premiums...............................................................    $      7,367     $      5,829     $      4,372
 Insurance and investment product fees..................................          83,300           65,529           46,915
 Investment income, net of expenses.....................................         143,862          133,531           92,472
 Net realized investment gains (losses).................................           5,121              768          (16,167)
                                                                           ---------------  ---------------  ---------------
 TOTAL REVENUES.........................................................         239,650          205,657          127,592
                                                                           ---------------  ---------------  ---------------

 BENEFITS AND EXPENSES:
 Policy benefits........................................................         136,760          127,311           98,915
 Policy acquisition cost amortization...................................          45,027           20,040           23,182
 Other operating expenses...............................................          35,683           35,288           27,386
                                                                           ---------------  ---------------  ---------------
 TOTAL BENEFITS AND EXPENSES............................................         217,470          182,639          149,483
                                                                           ---------------  ---------------  ---------------
 Income (loss) before income taxes......................................          22,180           23,018          (21,891)
 Applicable income taxes (benefit)......................................           5,465            8,369           (8,635)
                                                                           ---------------  ---------------  ---------------
 NET INCOME (LOSS)......................................................    $     16,715     $     14,649     $    (13,256)
                                                                           ===============  ===============  ===============

 COMPREHENSIVE INCOME:
 NET INCOME (LOSS)......................................................    $     16,715     $     14,649     $    (13,256)
                                                                           ---------------  ---------------  ---------------
 Net unrealized investment gains (losses)...............................         (14,802)           2,561           18,522
 Net unrealized derivative instruments gains (losses)...................            (336)            (335)           2,147
                                                                           ---------------  ---------------  ---------------
 OTHER COMPREHENSIVE INCOME (LOSS)......................................         (15,138)           2,226           20,669
                                                                           ---------------  ---------------  ---------------
 COMPREHENSIVE INCOME...................................................    $      1,577     $     16,875     $      7,413
                                                                           ===============  ===============  ===============

 ADDITIONAL PAID-IN  CAPITAL:
 Capital contributions from parent......................................    $     19,000     $     40,000     $    259,370

 RETAINED EARNINGS:
 Net income (loss)......................................................          16,715           14,649          (13,256)

 ACCUMULATED OTHER COMPREHENSIVE INCOME:
 Other comprehensive income (loss)......................................         (15,138)           2,226           20,669
                                                                           ---------------  ---------------  ---------------

 CHANGE IN STOCKHOLDER'S EQUITY.........................................          20,577           56,875          266,783
 Stockholder's equity, beginning of year................................         527,784          470,909          204,126
                                                                           ---------------  ---------------  ---------------
 STOCKHOLDER'S EQUITY, END OF YEAR......................................    $    548,361     $    527,784     $    470,909
                                                                           ===============  ===============  ===============

The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
                             STATEMENT OF CASH FLOWS
                            ($ amounts in thousands)
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


                                                                                 2004             2003             2002
                                                                           ---------------  ---------------  ---------------

 OPERATING ACTIVITIES:
 Net income (loss)......................................................    $     16,715     $     14,649     $    (13,256)
 Net realized investment (gains) losses.................................          (5,121)            (768)          16,167
 Investment (gains) losses..............................................          (5,634)           6,876           22,671
 Deferred income taxes..................................................          15,627           15,734              438
 Increase in deferred policy acquisition costs..........................         (61,761)        (100,542)        (128,164)
 Increase in policy liabilities and accruals............................         135,384          126,059           66,632
 Other assets and other liabilities net change..........................         (19,262)          32,352          (63,659)
                                                                           ---------------  ---------------  ---------------
 CASH FROM (FOR) OPERATING ACTIVITIES...................................          75,948           94,360          (99,171)
                                                                           ---------------  ---------------  ---------------

 INVESTING ACTIVITIES:

 Investment purchases...................................................      (1,506,835)      (2,068,268)      (1,753,350)
 Investment sales, repayments and maturities............................       1,503,161        1,338,495          414,195
                                                                           ---------------  ---------------  ---------------
 CASH (FOR) INVESTING ACTIVITIES........................................          (3,674)        (729,773)      (1,339,155)
                                                                           ---------------  ---------------  ---------------

 FINANCING ACTIVITIES:

 Policyholder deposit fund deposits.....................................         365,166          928,973        2,072,129
 Policyholder deposit fund withdrawals..................................        (497,814)        (725,834)        (591,371)
 Capital contributions from parent......................................          19,000           40,000          259,370
                                                                           ---------------  ---------------  ---------------
 CASH FROM (FOR) FINANCING ACTIVITIES...................................        (113,648)         243,139        1,740,128
                                                                           ---------------  ---------------  ---------------
 CHANGE IN CASH AND CASH EQUIVALENTS....................................         (41,374)        (392,274)         301,802
 Cash and cash equivalents, beginning of year...........................          80,972          473,246          171,444
                                                                           ---------------  ---------------  ---------------
 CASH AND CASH EQUIVALENTS, END OF YEAR.................................    $     39,598     $     80,972     $    473,246
                                                                           ===============  ===============  ===============

The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

1.       ORGANIZATION AND OPERATIONS

PHL Variable Insurance Company is a life insurance company offering variable and fixed annuity and non-participating life insurance products. It is a wholly-owned subsidiary of PM Holdings, Inc. PM Holdings is a wholly-owned subsidiary of Phoenix Life Insurance Company (Phoenix Life), which is a wholly-owned subsidiary of The Phoenix Companies, Inc., a New York Stock Exchange listed company. Phoenix Home Life Mutual Insurance Company demutualized on June 25, 2001 by converting from a mutual life insurance company to a stock life insurance company, became a wholly-owned subsidiary of The Phoenix Companies and changed its name to Phoenix Life Insurance Company.

We have prepared these financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In preparing these financial statements in conformity with GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities at reporting dates and the reported amounts of revenues and expenses during the reporting periods. Actual results will differ from these estimates and assumptions. We employ significant estimates and assumptions in the determination of deferred policy acquisition costs; policyholder liabilities and accruals; the valuation of investments in debt and equity securities, and accruals for deferred taxes. Significant accounting policies are presented throughout the notes in italicized type.

NEW ACCOUNTING PRONOUNCEMENTS

Other-Than-Temporary Impairments: Portions of Emerging Issues Task Force Abstract EITF 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments", or EITF 03-1, are effective for fiscal periods beginning after June 15, 2004. EITF 03-1 provides guidance as to the determination of other-than-temporary impaired securities and requires additional disclosures with respect to unrealized losses. These accounting and disclosure requirements largely codify our existing practices and thus, are not anticipated to have a material effect on our financial statements. The effective date of certain portions of EITF 03-1 has been delayed pending further interpretive guidance. Because significant uncertainty remains surrounding what form the guidance will ultimately take, we cannot predict what effect, if any, adoption of the pending portions will have on our financial results.

Nontraditional Long-Duration Contracts and Separate Accounts: Effective January 1, 2004, we adopted the AICPA's Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts", or SOP 03-1. SOP 03-1 provides guidance related to the accounting, reporting and disclosure of certain insurance contracts and separate accounts, including guidance for computing reserves for products with guaranteed benefits such as guaranteed minimum death benefits and for products with annuitization benefits such as guaranteed minimum income benefits. In addition, SOP 03-1 addresses the presentation and reporting of separate accounts, as well as rules concerning the capitalization and amortization of sales inducements. Since this new accounting standard largely codifies certain accounting and reserving practices related to applicable nontraditional long-duration contracts and separate accounts that we already followed, our adoption did not have a material effect on our financial statements.


2.       OPERATING ACTIVITIES

PREMIUM AND FEE REVENUE AND RELATED EXPENSES

[begin italic] Revenues for annuity and universal life products consist of net investment income and mortality, administration and surrender charges assessed against the fund values during the period. Related benefit expenses include universal life benefit claims in excess of fund values and net investment income credited to fund values. We recognize premiums for long-duration life insurance products as revenue when due from policyholders. We recognize life insurance premiums for short-duration life insurance products as premium revenue pro rata over the related contract periods. We match benefits, losses and related expenses with premiums over the related contract periods. [end italic]

REINSURANCE

We use reinsurance agreements to provide for greater diversification of business, control exposure to potential losses arising from large risks and provide additional capacity for growth.

[begin italic] We recognize assets and liabilities related to reinsurance ceded contracts on a gross basis. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies. [end italic]

We remain liable to the extent that reinsuring companies may not be able to meet their obligations under reinsurance agreements in effect. Failure of the reinsurers to honor their obligations could result in losses to us; consequently, estimates are established for amounts deemed or estimated to be uncollectible. To minimize our exposure to significant losses from reinsurance insolvencies, we evaluate the financial condition of our reinsurers and monitor concentration of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers.

Our reinsurance program varies based on the type of risk, for example:

    o On direct policies, the maximum of individual life insurance retained by us on any one life is $10 million for single life and joint first-to-die policies and $12 million for joint last-to-die policies, with excess amounts ceded to reinsurers.
    o We reinsure 50% to 90% of the mortality risk for certain issues of term and universal life policies.

DIRECT BUSINESS AND REINSURANCE:                                                       YEAR ENDED DECEMBER 31,
($ amounts in thousands)                                                   -------------------------------------------------
                                                                                 2004             2003             2002
                                                                           ---------------  ---------------  ---------------

Direct premiums........................................................     $     43,348     $     30,404     $     21,283
Premiums ceded to reinsurers...........................................          (35,981)         (24,575)         (16,911)
                                                                           ---------------  ---------------  ---------------
PREMIUMS...............................................................     $      7,367     $      5,829     $      4,372
                                                                           ===============  ===============  ===============

Direct policy benefits incurred........................................     $     37,846     $     19,031     $     13,757
Policy benefits assumed from reinsureds................................              286              160              197
Policy benefits ceded to reinsurers....................................          (26,767)         (12,829)         (11,378)
                                                                           ---------------  ---------------  ---------------
POLICY BENEFITS........................................................     $     11,365     $      6,362     $      2,576
                                                                           ===============  ===============  ===============

Direct life insurance in-force.........................................     $ 30,623,344     $ 20,518,533     $ 11,999,540
Life insurance in-force assumed from reinsureds........................          155,964          168,788          215,329
Life insurance in-force ceded to reinsurers............................      (23,057,775)     (15,544,504)      (9,842,076)
                                                                           ---------------  ---------------  ---------------
LIFE INSURANCE IN-FORCE................................................     $  7,721,533     $  5,142,817     $  2,372,793
                                                                           ===============  ===============  ===============
Percentage of amount assumed to net insurance in-force.................             2.02%            3.28%            9.07%
                                                                           ===============  ===============  ===============

The policy benefit amounts above exclude changes in reserves, interest credited to policyholders and withdrawals, which total $125.4 million, $121.0 million and $96.3 million, net of reinsurance, for the years ended December 31, 2004, 2003 and 2002, respectively.

VALLEY FORGE LIFE INSURANCE

On July 23, 2002, we acquired the variable life and variable annuity business of Valley Forge Life Insurance Company (a subsidiary of CNA Financial Corporation), effective July 1, 2002. The business acquired had a total account value of $557.0 million at June 30, 2002. This transaction was effected through a combination of coinsurance and modified coinsurance.

DEFERRED POLICY ACQUISITION COSTS

[begin italic] The costs of acquiring new business, principally commissions, underwriting, distribution and policy issue expenses, all of which vary with and are primarily related to production of new business, are deferred. In connection with our 2002 acquisition of the variable life and annuity business of Valley Forge Life Insurance Company, we recognized an asset for the present value of future profits (PVFP) representing the present value of estimated net cash flows embedded in the existing contracts acquired. This asset is included in deferred acquisition costs (DAC).

We amortize DAC and PVFP based on the related policy's classification. For term life insurance policies, DAC is amortized in proportion to projected net premiums. For universal life, variable universal life and accumulation annuities, DAC and PVFP are amortized in proportion to estimated gross profits. Policies may be surrendered for value or exchanged for a different one of our products (internal replacement); the DAC balance associated with the replaced or surrendered policies is amortized to reflect these surrenders.

The amortization process requires the use of various assumptions, estimates and judgments about the future. The primary assumptions are expenses, investment performance, mortality and contract cancellations (i.e., lapses, withdrawals and surrenders). These assumptions are reviewed on a regular basis and are generally based on our past experience, industry studies, regulatory requirements and judgments about the future. Changes in estimated gross profits based on actual experiences are reflected as an adjustment to total amortization to date resulting in a charge or credit to earnings. Finally, analyses are performed periodically to assess whether there are sufficient gross margins or gross profits to amortize the remaining DAC balances. [end italic]

In 2002, we revised the long-term market return assumption for the variable annuity block of business from 8% to 7%. In addition, we recorded an impairment charge related to the recoverability of our deferred acquisition cost asset related to the variable annuity business. The revision in long-term market return assumption and the impairment charge resulted in a $9.9 million pre-tax ($6.4 million after income taxes) increase in policy acquisition cost amortization expense in 2002.

ACTIVITY IN DEFERRED POLICY ACQUISITION COSTS:                                         YEAR ENDED DECEMBER 31,
($ amounts in thousands)                                                   -------------------------------------------------
                                                                                2004             2003             2002
                                                                           ---------------  ---------------  ---------------

Direct acquisition costs deferred, excluding acquisitions..............     $    106,788     $    120,582     $    102,769
Acquisition costs recognized in Valley Forge Life acquisition..........               --               --           48,577
Recurring costs amortized to expense...................................          (45,027)         (20,040)         (23,182)
(Cost) or credit offsets to net unrealized investment gains or losses
  included in other comprehensive income (Note 3)......................             (912)          16,390          (37,474)
                                                                           ---------------  ---------------  ---------------
Change in deferred policy acquisition costs............................           60,849          116,932           90,690
Deferred policy acquisition costs, beginning of year...................          372,609          255,677          164,987
                                                                           ---------------  ---------------  ---------------
DEFERRED POLICY ACQUISITION COSTS, END OF YEAR.........................     $    433,458     $    372,609     $    255,677
                                                                           ===============  ===============  ===============

POLICY LIABILITIES AND ACCRUALS

[begin italic] Future policy benefits are liabilities for life and annuity products. We establish liabilities in amounts adequate to meet the estimated future obligations of policies in force. Future policy benefits for variable universal life, universal life and annuities in the accumulation phase are computed using the deposit method which is the sum of the account balance, unearned revenue liability and liability for minimum policy benefits. Future policy benefits for term and annuities in the payout phase that have significant mortality risk are computed using the net level premium method on the basis of actuarial assumptions at the issue date of these contracts for rates of interest, contract administrative expenses, mortality and surrenders. We establish liabilities for outstanding claims, losses and loss adjustment expenses based on individual case estimates for reported losses and estimates of unreported losses based on past experience. [end italic]

Policyholder liabilities are primarily for universal life products and include deposits received from customers and investment earnings on their fund balances which range from 4.25% to 5.75% as of December 31, 2004, less administrative and mortality charges.

Certain of our annuity products contain guaranteed minimum death benefits. The guaranteed minimum death benefit feature provides annuity contract holders with a guarantee that the benefit received at death will be no less than a prescribed amount. This minimum amount is based on the net deposits paid into the contract, the net deposits accumulated at a specified rate, the highest historical account value on a contract anniversary, or more typically, the greatest of these values. As of December 31, 2004 and 2003, the difference between the guaranteed minimum death benefit and the current account value (net amount at risk) for all existing contracts was $114.7 million and $171.1 million, respectively, for which we had established reserves, net of reinsurance recoverables, of $8.5 million and $7.2 million, respectively.

POLICYHOLDER DEPOSIT FUNDS

Policyholder deposit funds consist of annuity deposits received from customers and investment earnings on their fund balances, which range from 1.6% to 8.25%, less administrative charges.

FAIR VALUE OF INVESTMENT CONTRACTS

[begin italic] We determine the fair value of deferred annuities with an interest guarantee of one year or less at the amount of the policy reserve. In determining the fair value of deferred annuities with interest guarantees greater than one year, we use a discount rate equal to the appropriate U.S. Treasury rate plus 150 basis points to determine the present value of the projected account value of the policy at the end of the current guarantee period. [end italic]


3.       INVESTING ACTIVITIES

DEBT AND EQUITY SECURITIES

[begin italic] We classify our debt and equity securities as available-for-sale and report them in our balance sheet at fair value. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value by discounting debt security cash flows to reflect interest rates currently being offered on similar terms to borrowers of similar credit quality (private placement debt securities), by quoted market prices of comparable instruments (untraded public debt securities) and by independent pricing sources or internally developed pricing models (equity securities). [end italic]

FAIR VALUE AND COST OF AVAILABLE-FOR-SALE                                        AS OF DECEMBER 31,
DEBT SECURITIES:                                         -------------------------------------------------------------------
$ amounts in thousands)                                                2004                              2003
                                                         --------------------------------   --------------------------------
                                                           FAIR VALUE          COST           FAIR VALUE          COST
                                                         ---------------  ---------------   ---------------  ---------------

U.S. government and agency...........................     $     65,485     $     64,850      $     58,894     $     58,166
State and political subdivision......................           45,028           44,717            48,376           47,621
Foreign government...................................           73,572           69,137            44,918           43,261
Corporate............................................        1,674,157        1,657,987         1,475,398        1,445,360
Mortgage-backed......................................          665,778          652,781           695,425          680,360
Other asset-backed...................................          551,359          551,368           764,946          758,868
                                                         ---------------  ---------------   ---------------  ---------------
DEBT SECURITIES......................................     $  3,075,379     $  3,040,840      $  3,087,957     $  3,033,636
                                                         ===============  ===============   ===============  ===============

[begin italic] For mortgage-backed and other asset-backed debt securities, we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic lives of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and any resulting adjustment is included in net investment income. For certain asset-backed securities, changes in estimated yield are recorded on a prospective basis and specific valuation methods are applied to these securities to determine if there has been an other-than-temporary decline in value. [end italic]

We owned no non-income producing debt securities as of December 31, 2004 or 2003.

FAIR VALUE AND COST OF EQUITY SECURITIES:                                        AS OF DECEMBER 31,
($ amounts in thousands)                                 -------------------------------------------------------------------
                                                                       2004                              2003
                                                         --------------------------------   --------------------------------
                                                           FAIR VALUE          COST           FAIR VALUE          COST
                                                         ---------------  ---------------   ---------------  ---------------

Mutual fund seed investments.........................     $         63     $         39      $      8,512     $      6,510
Other equity securities..............................              198              227               175              229
                                                         ---------------  ---------------   ---------------  ---------------
EQUITY SECURITIES....................................     $        261     $        266      $      8,687     $      6,739
                                                         ===============  ===============   ===============  ===============

GROSS AND NET UNREALIZED GAINS (LOSSES) FROM                                     AS OF DECEMBER 31,
DEBT AND EQUITY SECURITIES:                              -------------------------------------------------------------------
($ amounts in thousands)                                               2004                              2003
                                                         --------------------------------   --------------------------------
                                                             GAINS            LOSSES            GAINS            LOSSES
                                                         ---------------  ---------------   ---------------  ---------------

U.S. government and agency...........................     $        878     $       (243)     $        936     $       (208)
State and political subdivision......................              721             (410)            1,107             (352)
Foreign government...................................            4,565             (130)            2,451             (794)
Corporate............................................           30,610          (14,440)           42,578          (12,540)
Mortgage-backed......................................           14,805           (1,808)           16,566           (1,501)
Other asset-backed...................................            4,660           (4,669)           10,070           (3,992)
                                                         ---------------  ---------------   ---------------  ---------------
Debt securities gains and losses.....................     $     56,239     $    (21,700)     $     73,708     $    (19,387)
                                                         ===============  ===============   ===============  ===============
Equity securities gains and losses...................     $         24     $        (29)     $      2,002     $        (54)
                                                         ===============  ===============   ===============  ===============
DEBT AND EQUITY SECURITIES NET GAINS.................     $     34,534                       $     56,269
                                                         ===============                    ===============


AGING OF TEMPORARILY IMPAIRED GENERAL                                        AS OF DECEMBER 31, 2004
ACCOUNT DEBT AND EQUITY SECURITIES:         ---------------------------------------------------------------------------------------
($ amounts in thousands)                         LESS THAN 12 MONTHS         GREATER THAN 12 MONTHS                TOTAL
                                            ----------------------------   ---------------------------   --------------------------
                                                FAIR        UNREALIZED         FAIR        UNREALIZED        FAIR       UNREALIZED
                                                VALUE         LOSSES           VALUE         LOSSES          VALUE        LOSSES
                                            -------------  -------------   ------------  -------------   ------------  -------------
DEBT SECURITIES
U.S. government and agency...............    $   29,470     $     (243)     $       --    $       --      $   29,470    $     (243)
State and political subdivision..........        12,280           (227)          4,151          (183)         16,431          (410)
Foreign government.......................            --             --           4,833          (130)          4,833          (130)
Corporate................................       484,913        (11,468)         76,796        (2,972)        561,709       (14,440)
Mortgage-backed..........................       242,502         (1,689)         18,780          (119)        261,282        (1,808)
Other asset-backed.......................       259,871         (2,355)          9,853        (2,314)        269,724        (4,669)
                                            -------------  -------------   ------------  -------------   ------------  -------------
DEBT SECURITIES..........................    $1,029,036     $  (15,982)     $  114,413    $   (5,718)     $1,143,449    $  (21,700)
COMMON STOCK.............................            --             --              --           (29)             --           (29)
                                            -------------  -------------   ------------  -------------   ------------  -------------
TOTAL TEMPORARILY IMPAIRED SECURITIES....    $1,029,036     $  (15,982)     $  114,413    $   (5,747)     $1,143,449    $  (21,729)
                                            =============  =============   ============  =============   ============  =============

BELOW INVESTMENT GRADE...................    $   36,729     $     (953)     $   10,934    $   (2,325)     $   47,663    $   (3,278)
                                            =============  =============   ============  =============   ============  =============
BELOW INVESTMENT GRADE AFTER OFFSETS
  FOR DEFERRED ACQUISITION COST
  ADJUSTMENT AND TAXES...................                   $     (355)                   $     (455)                   $     (810)
                                                           =============                 =============                 =============

Below investment grade debt securities which have been in an unrealized loss for greater than 12 months consists of six securities, of which only one security, with an unrealized loss of $1,232 thousand ($801 thousand after offset for taxes) has a fair value less than 80% of the security's amortized cost at December 31, 2003.

All of these securities are considered to be temporarily impaired at December 31, 2004 as each of these securities has performed, and is expected to continue to perform, in accordance with their original contractual terms.

POLICY LOANS AND OTHER INVESTED ASSETS

[begin italic] Policy loans are carried at their unpaid principal balances and are collateralized by the cash values of the related policies. For purposes of fair value disclosures, for variable rate policy loans, we consider the unpaid loan balance as fair value, as interest rates on these loans are reset annually based on market rates.

Other investments primarily include a partnership interest which we do not control and seed money in separate accounts. The partnership interest is an investment in a hedge fund of funds in which we do not have control or a majority ownership interest. The interest is recorded using the equity method of accounting. [end italic]

NET INVESTMENT INCOME AND NET REALIZED INVESTMENT GAINS (LOSSES)

[begin italic] We recognize realized investment gains and losses on asset dispositions on a first-in first-out basis and when declines in the fair value of debt and equity securities are considered to be other-than-temporary. The cost basis of these written down investments is adjusted to fair value at the date the determination of impairment is made and the new cost basis is not changed for subsequent recoveries in value. Applicable income taxes, which offset realized investment gains and losses, are reported separately as components of net income. [end italic]

SOURCES OF NET INVESTMENT INCOME:                                                      YEAR ENDED DECEMBER 31,
($ amounts in thousands)                                                   -------------------------------------------------
                                                                                2004             2003             2002
                                                                           ---------------  ---------------  ---------------

Debt securities........................................................     $    145,354     $    132,101     $     88,764
Equity securities......................................................               44              478              269
Other investments......................................................              178              931              237
Policy loans...........................................................              122              140               38
Cash and cash equivalents..............................................            1,000            2,679            4,891
                                                                           ---------------  ---------------  ---------------
Total investment income................................................          146,698          136,329           94,199
  Less:  Investment expenses...........................................            2,836            2,798            1,727
                                                                           ---------------  ---------------  ---------------
NET INVESTMENT INCOME..................................................     $    143,862     $    133,531     $     92,472
                                                                           ===============  ===============  ===============


SOURCES OF REALIZED INVESTMENT GAINS (LOSSES):                                            YEAR ENDED DECEMBER 31,
($ amounts in thousands)                                                   -------------------------------------------------
                                                                                2004             2003             2002
                                                                           ---------------  ---------------  ---------------

DEBT SECURITY IMPAIRMENTS..............................................     $         --     $     (8,113)    $    (13,207)
                                                                           ---------------  ---------------  ---------------
Debt security transaction gains........................................            6,015            9,615            2,754
Debt security transaction losses.......................................           (3,581)          (2,411)          (6,640)
Equity security transaction gains......................................            2,286            3,993               --
Equity security transaction losses.....................................               --           (1,354)              (1)
Other investment transaction gains (losses)............................              402             (960)             930
Cash equivalent transaction losses.....................................               (1)              (2)              (3)
                                                                           ---------------  ---------------  ---------------
NET TRANSACTION GAINS (LOSSES).........................................            5,121            8,881           (2,960)
                                                                           ---------------  ---------------  ---------------
NET REALIZED INVESTMENT GAINS (LOSSES).................................     $      5,121     $        768     $    (16,167)
                                                                           ===============  ===============  ===============

UNREALIZED INVESTMENT GAINS (LOSSES)

[begin italic] We recognize unrealized investment gains and losses on investments in debt and equity securities that we classify as available-for-sale. These gains and losses are reported as a component of other comprehensive income net of applicable deferred income taxes. [end italic]

SOURCES OF NET CHANGES IN UNREALIZED INVESTMENT GAINS (LOSSES):                           YEAR ENDED DECEMBER 31,
($ amounts in thousands)                                                   -------------------------------------------------
                                                                                2004             2003             2002
                                                                           ---------------  ---------------  ---------------

Debt securities........................................................     $    (19,782)    $    (11,311)    $     62,514
Equity securities......................................................           (1,953)             695            1,253
Other investments......................................................             (125)          (1,833)           2,203
                                                                           ---------------  ---------------  ---------------
NET CHANGES IN UNREALIZED INVESTMENT GAINS (LOSSES)....................     $    (21,860)    $    (12,449)    $     65,970
                                                                           ===============  ===============  ===============

Net unrealized investment gains (losses)...............................     $    (21,860)    $    (12,449)    $     65,970
                                                                           ---------------  ---------------  ---------------
Applicable deferred policy acquisition costs (Note 2)..................              912          (16,390)          37,474
Applicable deferred income taxes.......................................           (7,970)           1,380            9,974
                                                                           ---------------  ---------------  ---------------
Offsets to net unrealized investment gains (losses)....................           (7,058)         (15,010)          47,448
                                                                           ---------------  ---------------  ---------------
NET CHANGES IN UNREALIZED INVESTMENT GAINS (LOSSES) INCLUDED IN             $    (14,802)    $      2,561     $     18,522
  OTHER COMPREHENSIVE INCOME...........................................    ===============  ===============  ===============

INVESTING CASH FLOWS

[begin italic] Cash and cash equivalents consist of cash and short-term investments with original maturities of 90 days or less. [end italic]

INVESTMENT PURCHASES, SALES, REPAYMENTS AND MATURITIES:                                  YEAR ENDED DECEMBER 31,
($ amounts in thousands)                                                   -------------------------------------------------
                                                                                2004             2003             2002
                                                                           ---------------  ---------------  ---------------

Debt security purchases................................................     $ (1,505,651)    $ (2,050,231)    $ (1,733,608)
Equity security purchases..............................................              (40)          (8,619)          (9,374)
Other invested asset purchases.........................................             (411)          (9,000)          (9,929)
Policy loan advances, net..............................................             (733)            (418)            (439)
                                                                           ---------------  ---------------  ---------------
INVESTMENT PURCHASES...................................................     $ (1,506,835)    $ (2,068,268)    $ (1,753,350)
                                                                           ===============  ===============  ===============

Debt securities sales..................................................     $    886,091     $    484,329     $     94,486
Debt securities maturities and repayments..............................          591,962          817,792          296,625
Equity security sales..................................................            8,798           36,374           23,084
Other invested asset sales.............................................           16,310               --               --
                                                                           ---------------  ---------------  ---------------
INVESTMENT SALES, REPAYMENTS AND MATURITIES............................     $  1,503,161     $  1,338,495     $    414,195
                                                                           ===============  ===============  ===============

The maturities of debt securities, by contractual sinking fund payment and maturity are summarized in the following table. Actual maturities may differ from contractual maturities as certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties, and we may have the right to put or sell the obligations back to the issuers.

COST OF DEBT SECURITIES BY MATURITY:                                                                          AS OF DEC 31,
($ amounts in thousands)                                                                                          2004
                                                                                                             ---------------

Due in one year or less...................................................................................    $     69,539
Due after one year through five years.....................................................................       1,114,169
Due after five years through ten years....................................................................         678,021
Due after ten years.......................................................................................       1,179,111
                                                                                                             ---------------
TOTAL.....................................................................................................    $  3,040,840
                                                                                                             ===============


4.       SEPARATE ACCOUNT ASSETS AND LIABILITIES

Separate account products are those for which a separate investment and liability account is maintained on behalf of the policyholder. Investment objectives for these separate accounts vary by fund account type, as outlined in the applicable fund prospectus or separate account plan of operations. Our separate account products include variable annuities and variable life insurance contracts.

[begin italic] Separate account assets and liabilities are carried at market value. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and the related liability increases are excluded from benefits and expenses. Fees assessed to the contractholders for management services are included in revenues when services are rendered. [end italic]


5.       INCOME TAXES

[begin italic] We recognize income tax expense or benefit based upon amounts reported in the financial statements and the provisions of currently enacted tax laws. We allocate income taxes to income, other comprehensive income and additional paid-in capital, as applicable.

We recognize current income tax assets and liabilities for estimated income taxes refundable or payable based on the current year's income tax returns. We recognize deferred income tax assets and liabilities for the estimated future income tax effects of temporary differences and carryforwards. Temporary differences are the differences between the financial statement carrying amounts of assets and liabilities and their tax bases, as well as the timing of income or expense recognized for financial reporting and tax purposes of items not related to assets or liabilities. If necessary, we establish valuation allowances to reduce the carrying amount of deferred income tax assets to amounts that are more likely than not to be realized. We periodically review the adequacy of these valuation allowances and record any reduction in allowances through earnings.

In accordance with an income tax sharing agreement with The Phoenix Companies, we compute the provision for federal income taxes as if we were filing a separate federal income tax return, except that benefits arising from income tax credits and net operating losses are allocated to those subsidiaries producing such attributes to the extent they are utilized in The Phoenix Companies' consolidated federal income tax return. [end italic]

ALLOCATION OF INCOME TAXES:                                                              YEAR ENDED DECEMBER 31,
($ amounts in thousands)                                                   -------------------------------------------------
                                                                                2004             2003             2002
                                                                           ---------------  ---------------  ---------------

Income tax expense (benefit) attributable to:

Net income (loss)......................................................     $      5,465     $      8,369     $     (8,635)
Other comprehensive income (loss)......................................           (8,151)           1,199           11,129
                                                                           ---------------  ---------------  ---------------
COMPREHENSIVE INCOME (LOSS)............................................     $     (2,686)    $      9,568     $      2,494
                                                                           ===============  ===============  ===============

Current................................................................     $    (10,162)    $     (7,366)    $     (9,073)
Deferred...............................................................           15,627           15,735              438
                                                                           ---------------  ---------------  ---------------
INCOME TAXES (BENEFIT) APPLICABLE TO NET INCOME........................            5,465            8,369           (8,635)
Deferred income taxes applicable to other comprehensive income.........           (8,151)           1,199           11,129
                                                                           ---------------  ---------------  ---------------
INCOME TAXES (BENEFIT) APPLICABLE TO COMPREHENSIVE INCOME..............     $     (2,686)    $      9,568     $      2,494
                                                                           ===============  ===============  ===============

INCOME TAXES PAID (RECOVERED)..........................................     $     (3,450)    $    (51,107)    $      3,149
                                                                           ===============  ===============  ===============


RECONCILIATION OF STATUTORY TAX RATE TO EFFECTIVE TAX RATE:                              YEAR ENDED DECEMBER 31,
($ amounts in thousands)                                                   -------------------------------------------------
                                                                                2004             2003             2002
                                                                           ---------------  ---------------  ---------------

Income (loss) before income taxes......................................     $     22,180    $      23,018     $    (21,891)
                                                                           ---------------  ---------------  ---------------
Income taxes (benefit) at statutory rate of 35.0%......................            7,763            8,056           (7,662)
Tax (benefit) attributable to tax-advantaged investment income.........           (2,264)             360             (972)
Other, net.............................................................              (34)             (47)              (1)
                                                                           ---------------  ---------------  ---------------
APPLICABLE INCOME TAXES (BENEFIT)......................................     $      5,465     $      8,369     $     (8,635)
                                                                           ===============  ===============  ===============
Effective income tax (benefit) rates...................................             24.6%            36.4%            39.4%
                                                                           ===============  ===============  ===============


DEFERRED INCOME TAX ASSETS (LIABILITIES) ATTRIBUTABLE TO TEMPORARY DIFFERENCES:                    AS OF DECEMBER 31,
($ amounts in thousands)                                                                    --------------------------------
                                                                                                 2004             2003
                                                                                            ---------------  ---------------
Deferred income tax assets:
Future policyholder benefits............................................................     $     48,756     $     44,815
Unearned premiums / deferred revenues...................................................            5,983            4,675
Net operating loss carryover benefits...................................................           23,618           29,435
Other...................................................................................            1,041              831
                                                                                            ---------------  ---------------
GROSS DEFERRED INCOME TAX ASSETS........................................................           79,398           79,756
                                                                                            ---------------  ---------------
Deferred tax liabilities:
Deferred policy acquisition costs.......................................................          133,372          114,962
Investments.............................................................................            9,428           20,720
                                                                                            ---------------  ---------------
GROSS DEFERRED INCOME TAX LIABILITIES...................................................          142,800          135,682
                                                                                            ---------------  ---------------
DEFERRED INCOME TAX LIABILITY...........................................................     $     63,402     $     55,926
                                                                                            ===============  ===============

We are included in the life/non-life consolidated federal income tax return filed by The Phoenix Companies. Within the consolidated tax return, The Phoenix Companies is required by Internal Revenue Service regulations to segregate the entities into two groups: life insurance companies and non-life insurance companies. There are limitations as to the amount of any operating losses from one group that can be offset against taxable income of the other group. These limitations affect the amount of any operating loss carryforwards that we have now or in the future.

At December 31, 2004, we had net operating loss carryforwards of $67.5 million for federal income tax purposes, of which $60.1 million expires in 2017 and $7.4 million expires in 2018. We believe that the tax benefits of these losses will be fully realized before their expiration. As a result, no valuation allowance has been recorded against the deferred income tax asset resulting from the net operating losses.

We have determined, based on our earnings and projected future taxable income, that it is more likely than not that deferred income tax assets at December 31, 2004 and 2003 will be realized.


6.   RELATED PARTY TRANSACTIONS

Phoenix Life provides services and facilities to us and is reimbursed through a cost allocation process. The expenses allocated to us were $82.0 million, $86.5 million and $64.3 million for the years ended December 31, 2004, 2003 and 2002, respectively. Amounts payable to Phoenix Life were $5.4 million and $12.2 million as of December 31, 2004 and 2003, respectively.

Phoenix Investment Partners Ltd., an indirect wholly-owned subsidiary of The Phoenix Companies, through its affiliated registered investment advisors, provides investment advisory services to us for a fee. Investment advisory fees incurred by us for management of general account assets under this arrangement were $2.8 million, $2.8 million and $0.2 million for the years ended December 31, 2004, 2003 and 2002, respectively. Amounts payable to the affiliated investment advisors were $0.1 million and $1.5 million, as of December 31, 2004 and 2003, respectively. Variable product separate account fees were $1.2 million, $1.6 million and $2.0 million for 2004, 2003 and 2002, respectively.

Phoenix Equity Planning Corporation (PEPCO), a wholly-owned subsidiary of Phoenix Investment Partners, is the principal underwriter of our annuity contracts. Contracts may be purchased through registered representatives of our former affiliate, W.S. Griffith Securities, Inc. (Griffith), as well as other outside broker-dealers who are licensed to sell our annuity contracts. We incurred commissions for contracts underwritten by PEPCO of $39.5 million, $36.2 million and $30.4 million for the years ended December 31, 2004, 2003 and 2002, respectively. Amounts payable to PEPCO were $2.7 million and $2.0 million as of December 31, 2004 and 2003, respectively.

Phoenix Life pays commissions to producers who sell our non-registered life and annuity products. Commissions paid by Phoenix Life on our behalf were $28.9 million, $33.3 million and $26.1 million for the years ended December 31, 2004, 2003 and 2002, respectively. Amounts payable to Phoenix Life were $0.9 million and $1.6 million as of December 31, 2004 and 2003, respectively.

Griffith, formerly an indirect wholly-owned subsidiary of The Phoenix Companies, sells and services certain of our non-participating life insurance products through its insurance agents. Concessions paid by us for products sold through Griffith were $0.1 million, $0.4 million and $1.0 million for the years ended December 31, 2004, 2003 and 2002, respectively. Amounts payable to Griffith were $0 and $36 thousand, as of December 31, 2004 and 2003, respectively.

Effective May 31, 2004, The Phoenix Companies sold Griffith to an unrelated third party.


7.       EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

The Phoenix Companies has a non-contributory, defined benefit pension plan covering substantially all of its employees and those of its subsidiaries. Retirement benefits are a function of both years of service and level of compensation. The Phoenix Companies also sponsors a non-qualified supplemental defined benefit plan to provide benefits in excess of amounts allowed pursuant to the Internal Revenue Code. The Phoenix Companies' funding policy is to contribute annually an amount equal to at least the minimum required contribution in accordance with minimum funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA). Contributions are intended to provide for benefits attributable not only to service to date, but to service expected to be conferred in the future.

The Phoenix Companies sponsors pension and savings plans for its employees, and employees and agents of its subsidiaries. The qualified plans comply with requirements established by ERISA and excess benefit plans provide for that portion of pension obligations, which is in excess of amounts permitted by ERISA. The Phoenix

Companies also provides certain health care and life insurance benefits for active and retired employees. We incur applicable employee benefit expenses through the process of cost allocation by The Phoenix Companies.

In addition to its pension plans, The Phoenix Companies currently provides certain health care and life insurance benefits to retired employees, spouses and other eligible dependents through various plans which it sponsors. A substantial portion of The Phoenix Companies' affiliate employees may become eligible for these benefits upon retirement. The health care plans have varying co-payments and deductibles, depending on the plan. These plans are unfunded.

Applicable information regarding the actuarial present value of vested and non-vested accumulated plan benefits, and the net assets of the plans available for benefits is omitted, as the information is not separately calculated for our participation in the plans. The Phoenix Companies, the plan sponsor, established an accrued liability and amounts attributable to us have been allocated. The amount of such allocated benefits is not significant to the financial statements.


8.       OTHER COMPREHENSIVE INCOME

[begin italic] We record unrealized gains and losses on available-for-sale securities and effective portions of the gains or losses on derivative instruments designated as cash flow hedges in accumulated other comprehensive income. Unrealized gains and losses on available-for-sale securities are recorded in other comprehensive income until the related securities are sold, reclassified or deemed to be impaired. The effective portions of the gains or losses on derivative instruments designated as cash flow hedges are reclassified into earnings in the same period in which the hedged transaction affects earnings. If it is probable that a hedged forecasted transaction will no longer occur, the effective portions of the gains or losses on derivative instruments designated as cash flow hedges are reclassified into earnings immediately. [end italic]

SOURCES OF OTHER COMPREHENSIVE INCOME:                                       YEAR ENDED DECEMBER 31,
($ amounts in millions)                      --------------------------------------------------------------------------------------
                                                         2004                         2003                         2002
                                             --------------------------------------------------------------------------------------
                                                 GROSS          NET            GROSS          NET          GROSS           NET
                                             ------------  -------------   ------------  ------------   ------------  -------------

Unrealized gains (losses) on
  investments.............................    $  (17,140)   $  (11,734)     $   (2,606)   $    8,959     $   62,083    $   15,995
Net realized investment losses on
  available-for-sale securities included
  in net income...........................        (4,720)       (3,068)         (9,843)       (6,398)         3,887         2,527
                                             ------------  -------------   ------------  ------------   ------------  -------------
Net unrealized investment gains...........       (21,860)      (14,802)        (12,449)        2,561         65,970        18,522
Net unrealized derivative instruments
  gains (losses)..........................          (517)         (336)           (516)         (335)         3,302         2,147
                                             ------------  -------------   ------------  ------------   ------------  -------------
Other comprehensive income (loss).........       (22,377)   $  (15,138)        (12,965)   $    2,226         69,272    $   20,669
                                             ------------  =============   ------------  ============   ------------  =============
Applicable deferred policy acquisition
  cost amortization.......................           912                       (16,390)                      37,474
Applicable deferred income taxes
  (benefit)...............................        (8,151)                        1,199                       11,129
                                             ------------                  ------------                 ------------
Offsets to other comprehensive income.....        (7,239)                      (15,191)                      48,603
                                             ------------                  ------------                 ------------
OTHER COMPREHENSIVE INCOME (LOSS).........    $  (15,138)                   $    2,226                   $   20,669
                                             ============                  ============                 ============

COMPONENTS OF ACCUMULATED                                                        AS OF DECEMBER 31,
OTHER COMPREHENSIVE INCOME:                              -------------------------------------------------------------------
($ amounts in thousands)                                               2004                              2003
                                                         --------------------------------   --------------------------------
                                                              GROSS             NET              GROSS             NET
                                                         ---------------  ---------------   ---------------  ---------------

Unrealized gains on investments......................     $     37,036     $      8,573      $     58,896     $     23,375
Unrealized gains on derivative instruments...........            1,757            1,143             2,274            1,479
                                                         ---------------  ---------------   ---------------  ---------------
Accumulated other comprehensive income...............           38,793     $      9,716            61,170     $     24,854
                                                         ---------------  ===============   ---------------  ===============
Applicable deferred policy acquisition costs.........           23,845                             22,933
Applicable deferred income taxes.....................            5,232                             13,383
                                                         ---------------                    ---------------
Offsets to other comprehensive income................           29,077                             36,316
                                                         ---------------                    ---------------
ACCUMULATED OTHER COMPREHENSIVE INCOME...............     $      9,716                       $     24,854
                                                         ===============                    ===============

9.   FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVE INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES                                       AS OF DECEMBER 31,
OF FINANCIAL INSTRUMENTS:                                -------------------------------------------------------------------
($ amounts in thousands)                                               2004                               2003
                                                         --------------------------------   --------------------------------
                                                            CARRYING           FAIR            CARRYING           FAIR
                                                             VALUE            VALUE             VALUE            VALUE
                                                         ---------------  ---------------   ---------------  ---------------

Cash and cash equivalents............................     $     39,598     $     39,598      $     80,972     $     80,972
Debt securities......................................        3,075,379        3,075,379         3,087,957        3,087,957
Equity securities....................................              261              261             8,687            8,687
Policy loans.........................................            2,486            2,486             1,753            1,753
                                                         ---------------  ---------------   ---------------  ---------------
FINANCIAL ASSETS.....................................     $  3,117,724     $  3,117,724      $  3,179,369     $  3,179,369
                                                         ===============  ===============   ===============  ===============

Investment contracts.................................     $  2,627,920     $  2,644,127      $  2,760,567     $  2,797,772
                                                         ---------------  ---------------   ---------------  ---------------
FINANCIAL LIABILITIES................................     $  2,627,501     $  2,643,708      $  2,760,567     $  2,797,772
                                                         ===============  ===============   ===============  ===============

DERIVATIVE INSTRUMENTS

We maintain an overall interest rate risk-management strategy that primarily incorporates the use of interest rate swaps as hedges of our exposure to changes in interest rates. Our exposure to changes in interest rates primarily results from our commitments to fund interest-sensitive insurance liabilities, as well as from our significant holdings of fixed rate financial instruments.

[begin italic] All derivative instruments are recognized on the balance sheet at fair value. Generally, each derivative is designated according to the associated exposure as either a fair value or cash flow hedge at its inception as we do not enter into derivative contracts for trading or speculative purposes.

Cash flow hedges are generally accounted for under the shortcut method with changes in the fair value of related interest rate swaps recorded on the balance sheet with an offsetting amount recorded in accumulated other comprehensive income. The effective portion of changes in fair values of derivatives hedging the variability of cash flows related to forecasted transactions are reported in accumulated other comprehensive income and reclassified into earnings in the periods during which earnings are affected by the variability of the cash flows of the hedged item. [end italic]

We recognized an after-tax gain (loss) of $(0.3) million, $(0.3) million and $2.1 million for the years ended December 31, 2004, 2003 and 2002 (reported as other comprehensive income in Statement of Income, Comprehensive Income and Changes in Stockholder's Equity), which represented the change in fair value of interest rate forward swaps which have been designated as cash flow hedges of the forecasted purchase of assets. For changes in the fair value of derivatives that are designated as cash flow hedges of a forecasted transaction, we recognize the change in fair value of the derivative in other comprehensive income. Amounts related to cash flow hedges that are accumulated in other comprehensive income are reclassified into earnings in the same period or periods during which the hedged forecasted transaction (the acquired asset) affects earnings. For the years 2004, 2003 and 2002, we reclassified after-tax gains of $0.3 million, $0.3 million and $0.3 million, respectively, into earnings related to these same derivatives.

We held no positions in derivative instruments at December 31, 2004 and 2003.


10.      STATUTORY FINANCIAL INFORMATION AND REGULATORY MATTERS

We are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. There were no material practices not prescribed by the State of Connecticut Insurance Department as of December 31, 2004, 2003 and 2002. Statutory surplus differs from equity reported in accordance with GAAP primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, life insurance reserves are based on different assumptions and income taxes are recorded in accordance with the Statement of Statutory Accounting Principles No. 10, "Income Taxes", which limits deferred tax assets based on admissibility tests.

STATUTORY FINANCIAL DATA:                                                      AS OF OR FOR THE YEAR ENDED DECEMBER 31,
($ amounts in thousands)                                                   -------------------------------------------------
                                                                                2004             2003             2002
                                                                           ---------------  ---------------  ---------------

Statutory capital and surplus..........................................     $    245,831     $    240,750     $    215,298
Asset valuation reserve................................................            7,370            1,249              508
                                                                           ---------------  ---------------  ---------------
STATUTORY CAPITAL, SURPLUS AND ASSET VALUATION RESERVE.................     $    253,201     $    241,999     $    215,806
                                                                           ===============  ===============  ===============
STATUTORY (LOSS) FROM OPERATIONS.......................................     $     (2,574)    $    (27,237)    $   (133,996)
                                                                           ===============  ===============  ===============
STATUTORY NET (LOSS)...................................................     $     (3,254)    $    (37,387)    $   (146,136)
                                                                           ===============  ===============  ===============

The Connecticut Insurance Holding Company Act limits the maximum amount of annual dividends and other distributions in any 12-month period to stockholders of Connecticut domiciled insurance companies without prior approval of the Insurance Commissioner. Under current law, we cannot make any dividend distribution during 2005 without prior approval.

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Not applicable.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
               Section 33-779 of the Connecticut General Statutes states that:
          "a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive."

               Article VI. Section 6.01. of the Bylaws of the Registrant (as amended and restated effective May 16, 2002) provide that: "Each director, officer or employee of the company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a director, officer or employee of the company, or of any other company in which he was serving as a director or officer at the request of the company, except in relation to matters as to which such director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise."

               Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

          Not applicable.


ITEM 16. EXHIBITS

      1. Underwriting Agreement - Incorporated by reference to Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001.

      2.   Not applicable.

      3. (i) Articles of Incorporation - Incorporated by reference to Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001.

           (ii) Bylaws of PHL Variable Insurance Company, effective May 16, 2002 is incorporated by reference to Registrants Filing S-1 File No. 333-87218 filed via Edgar on May 1, 2004.

      4. Form of Variable Annuity contract with MVA Rider - Incorporated by reference to Registrant's Form S-1, File No. 333-20277 filed via Edgar on January 23, 1997.

      5.   Opinion regarding legality - Refer to exhibit 23(b).

      6.   Not applicable.

      7.   Not applicable.

      8.   Opinion regarding tax matters - Refer to exhibit 23(c).

      9.   Not applicable.

      10.  Not applicable.

      11.  Not applicable.

      12.  Not applicable.

      13.  Not applicable.

      14.  Not applicable.

      15.  Not applicable.

      16.  Not applicable.

      17.  Not applicable.

      18.  Not applicable.

      19.  Not applicable.

      20.  Not applicable.

      21.  Not applicable.

      22.  Not Applicable

      23.  (a) Consent of PricewaterhouseCoopers LLP, filed herewith.

      23.  (b) Opinion and Consent of Joseph P. DeCresce, Esq., filed herewith.

      23.  (c) Consent of Brian A. Giantonio, Esq., filed herewith.

      24.  Powers of attorney on file with Registrant.

      25.  Not applicable.

      26.  Not applicable.

      27.  Not applicable.

      28.  Not applicable.

      29.  Not applicable.

      30.  Not applicable.


  ITEM 17.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4)  Not applicable.

  ITEM 18. FINANCIAL STATEMENTS AND SCHEDULES

           Financial Statements and Schedules conforming to the requirement of Regulation S-X are filed herewith.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 21st day of April, 2005.

                                     PHL VARIABLE INSURANCE COMPANY

                                     By:  _____________________________________
                                          * Philip K. Polkinghorn
                                          President

                                     PHL VARIABLE ACCUMULATION ACCOUNT

                                     By:  _____________________________________
                                          * Philip K. Polkinghorn
                                          President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the persons in the capacities indicated with PHL Variable Insurance Company on this 21st day of April, 2005.


       SIGNATURE                                                             TITLE
       ---------                                                             -----


____________________________                                                 Director, Executive Vice President and Chief
*Michael E. Haylon                                                           Financial Officer


____________________________                                                 Director and Senior Vice President
*Robert E. Primmer


____________________________                                                 President
*Philip K. Polkinghorn



By:/s/ John H. Beers

*John H. Beers, as Attorney-in-Fact pursuant to Powers of Attorney, on file with the Registrant.
April 21, 2005



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